FOR IMMEDIATE RELEASE:

Investor Contact:
James F. Laird
Chief Financial Officer
614.255.3353 (jlaird@diamond-hill.com)

Media Contact:
Susan Stuart
Director - Client Relations & Communications
614.255.3348 (sstuart@diamond-hill.com)

DIAMOND HILL NAMES TOM LINE MANAGING DIRECTOR FINANCE

Columbus, Ohio - May 5, 2014 - Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) announced that Tom Line has joined Diamond Hill Capital Management, Inc. as Managing Director of Finance. Bringing 25 years of experience to this role, Mr. Line is responsible for the firm’s accounting and finance functions and reports to Jim Laird, Chief Financial Officer.

“We are very fortunate to have someone of Tom’s caliber join us in this role,” said Chris Bingaman, President. “His depth of experience and knowledge of our business will be invaluable as our business continues to grow.”

Prior to joining Diamond Hill, Mr. Line served as Chief Operating Officer for Lancaster Pollard & Company and Managing Director and Chief Financial Officer for Red Capital Group, both Columbus Ohio-based financial services firms specializing in investment banking and commercial mortgage banking services. He also served as independent chairman of the Board of Trustees of the Diamond Hill Funds for the past nine years and previously worked for KPMG with a focus on investment advisors and mutual funds. Mr. Line has a Bachelor of Science degree in Accounting from Wake Forest University. He also holds the FINRA Series 27 license as a financial operations principal and is a certified public accountant (inactive).

About Diamond Hill:
We are an independent investment management firm with significant employee ownership and $13.3 billion in assets under management as of April 30, 2014.  We provide investment management services to institutions and individuals through mutual funds, institutional separate accounts, and private investment funds.  Our entire investment team shares the same intrinsic value investment philosophy focused on absolute returns, and our interests are firmly aligned with our clients through significant investment in our strategies.  For more information visit www.diamond-hill.com.

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